UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number: 333-126732-12

                           RALI SERIES 2005-QA12 TRUST
             (Exact name of registrant as specified in its charter)

                      8400 NORMANDALE LAKE BLVD, SUITE 250
                              MINNEAPOLIS, MN 55437
                                 (952) 857-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2005-QA12
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)
                                    remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        .......Rule 12g-4(a)(1)(i)  [  ]           Rule 12h-3(b)(1)(i)  [X]
        .......Rule 12g-4(a)(1)(ii) [  ]           Rule 12h-3(b)(1)(ii) [  ]
        .......Rule 12g-4(a)(2)(i)  [  ]           Rule 12h-3(b)(2)(i)  [  ]
        .......Rule 12g-4(a)(2)(ii) [  ]           Rule 12h-3(b)(2)(ii) [  ]
        .......                                    Rule 15d-6           [  ]

        Approximate number of holders of record as of the certification or notice date: 3

        Pursuant to the requirements of the Securities Exchange Act of 1934 RALI Series 2005-QA12 Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 20, 2006                     By:  /s/ Lisa Lundsten

                                            Name:  Lisa Lundsten
                                            Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.